Exhibit 10.26
Execution Version
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 23, 2011, by and between Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), and Robert Boswell (“Executive”).
          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment; Term. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. The term of the Executive’s employment under this Agreement (the “Term”) shall commence immediately following the closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger dated May 23, 2011 (the “Merger Agreement”), by and among PHC, Inc., a Massachusetts corporation (“PHC”), the Company, and Acadia Merger Sub, a Delaware limited liability company (the “Effective Date”) and, subject to the earlier termination of the Term as provided in Section 4 below, shall continue through the second anniversary of the Effective Date (the “Expiration Date”); provided, however, that the Term shall automatically renew for successive one-year terms (each, a “Renewal Period”) after the Expiration Date, subject to its nonrenewal if either the Company or Executive gives the other party hereto written notice at least ninety (90) days’ prior to the Expiration Date or the end of the then-current Renewal Period, as applicable (a “Non-Renewal Notice”) of its or his intent not to renew the Term. Notwithstanding the foregoing, in the event that the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement), this Agreement shall be void ab initio and without further force or effect.
     2. Position and Duties.
          (a) Position; Responsibilities. During the Term, Executive shall serve as Senior Vice President of the Company and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority consistent with the scope of duties, responsibilities, functions and authority associated with the position of Senior Vice President and to overrule actions of officers of the Company. Without limitation of Executive’s duties, responsibilities, functions and authority as Senior Vice President described in the preceding sentence, the Company and Executive agree that Executive shall have primary responsibility and authority in developing, maintaining, transitioning and negotiating with the significant customers of PHC as of the Effective Date.
          (b) Reporting; Performance of Duties. Executive shall report to the Executive Vice Chairman of the Board unless the Chairman of the Board requests Executive to report to the Chairman and devote substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. So long as Executive is employed by the Company, Executive shall not, without the prior written consent or approval of the Board, perform other services for compensation. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of for-profit companies or businesses which are not directly competitive with the Company or any Subsidiary (provided that the prior written consent of the Board shall not be required for Executive to serve as a member of the boards of directors or advisory boards (or their equivalents) of the companies listed on Schedule 2(b)), (ii) engaging in charitable activities and community affairs (including serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of not-for-profit, charitable or community organizations which are not directly competitive with the Company or any Subsidiary); provided, however, the activities set out in clauses (i) and (ii) above shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. For the avoidance of doubt, so long as Executive is employed by the Company, Executive shall not provide any services to any company or business that is directly competitive with the Company or the Subsidiaries (whether for-profit or not-for-profit) without the prior written consent of the Board.
          (c) Place of Performance. Executive shall perform his duties and responsibilities to the Company in Las Vegas, Nevada. Without limiting the generality of the foregoing, Executive will not be required to perform his duties and responsibilities at the Company’s executive offices (or any other location at which the Company operates).
     3. Compensation and Benefits.
          (a) Base Salary. During the Term, Executive’s base salary shall be at least $226,000 per annum, subject to increase by the Board on an annual basis (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). Notwithstanding the foregoing, as of the first day of each calendar year occurring during the Term, the Base Salary shall be increased by at least five percent (5%) of the annual Base Salary rate paid to Executive for the immediately preceding calendar year. The Base Salary for any partial year during the Term will be based upon the actual number of days elapsed in such year.
          (b) Business Expenses. During the Term, in addition to any other expenses specifically provided for herein, the Company shall reimburse Executive in the calendar year in which they are incurred for all reasonable out-of-pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
          (c) Bonus. In addition to the Base Salary, during each calendar year during the Term, Executive will be eligible to earn a target annual bonus of up to 60% of his Base Salary for such year, if and only if Executive, the Company and the Subsidiaries achieve the performance criteria specified by the Board or the Compensation Committee (if there is one) for such year, as determined by the Board or such Compensation Committee (if there is one) in its sole discretion. Unless otherwise agreed to by Executive, any such bonus amount for any year shall be earned (if awarded) on the last day of such year and paid by the Company no later than the earlier of (x) the date that is ten (10) business days after the Company’s receipt of its audited financial statements for the calendar year with respect to which such bonus has been earned and (y) December 31 of the calendar year following such year with respect to which such bonus has been earned.
          (d) Benefits. In addition to Executive’s compensation provided by the foregoing, during the Term, Executive shall be entitled to receive and participate at his sole discretion in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible on terms that are at least as favorable to those received by Executive from PHC immediately prior to the Effective Date, which programs and benefits include by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, 401(k) plan, deferred compensation plan, retirement, disability, long-term care, dental, vision, group sickness, accident, life or health insurance programs of the Company of any affiliate which may now, or shall hereafter be in effect. Notwithstanding the terms of any such employee benefit program, during the Term, the Company shall pay 100% of the monthly premiums or other costs associated with Executive’s participation in such employee benefit programs and benefits. All of Executive’s service with PHC and its affiliates, whether before or after the Closing, will be credited for purposes of eligibility, participation, vesting and level of benefits for any benefit programs, and all pre-existing conditions or limitations under any new benefit plan which is a welfare plan will be waived to the extent waived under the corresponding plan in which the Executive participated immediately before the Effective Date.
          (e) Paid Time Off. Executive will be eligible to paid time off each calendar year and all other paid holidays to the same extent and at the same award level as the highest level senior executives of the Company.
     4. Termination.
          (a) Termination. The Term shall terminate automatically and immediately upon Executive’s resignation for any reason (whether with Good Reason or without Good Reason), Executive’s death or becoming Disabled, or upon the termination of Executive’s employment by the Company (through action by the Board) for any reason (whether for Cause or without Cause). The date on which Executive ceases to be employed by the Company is referred to herein as the “Termination Date.”
          (b) Termination without Cause or with Good Reason. In consideration of Executive’s agreement to be bound by the restrictive covenants set forth in Section 7 of this Agreement, if Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, then Executive shall be entitled to:
          (i) a lump sum payment from the Company within fifteen (15) calendar days after the Termination Date in an amount equal to the sum of:
(A)	Executive’s unpaid Base Salary through the Termination Date; plus

(B)	any bonus amounts under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date; plus

(C)	any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Term, and the amount of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date; and

          (ii) a lump sum payment from the Company (the “Severance Payment”) within fifteen (15) calendar days after the Release Effective Date in an amount equal to the Base Salary that would otherwise have been paid to Executive for the longer of: (A) the twelve (12) month period following the Termination Date or (B) the number of months from beginning on the Termination Date and ending on the Expiration Date (the longer of the periods described in subsections (A) and (B) above shall be referred to as the “Severance Period”); and
          (iii) an amount equal to the cost of the premiums for continued health, vision and dental insurance for Executive and/or Executive’s dependents in accordance with the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) for the period commencing on the Termination Date and ending on the earlier of (A) the date on which Executive’s COBRA period terminates or expires and (B) the date on which the Severance Period expires (payable in monthly installments during and concurrently with Executive’s COBRA period); provided that if Executive’s COBRA period is terminated prior to expiration of the Severance Period, then Executive shall be entitled to receive a lump sum payment within fifteen (15) calendar days after written notice of such termination or expiration from Executive to the Board in an amount equal to the cost of the premiums for continued health, vision and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA (assuming such continued insurance coverage remained available at the same monthly cost) for the period commencing on the date of such termination or expiration and ending on the date on which the Severance Period expires; and
          (iv) a lump sum payment from the Company within fifteen (15) calendar days after the Termination Date in an amount equal to the greater of (A) the maximum bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined as if Executive, the Company and the Subsidiaries (as applicable) have exceeded all of the performance objectives and criteria specified in Executive’s bonus plan for such year, whether or not such objectives actually have been achieved as of the Termination Date, which amounts shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date, and (B) if Executive’s bonus plan has not been determined for the calendar year in which the Termination Date occurs, the maximum bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year that ended prior to the Termination Date, determined as if Executive, the Company and the Subsidiaries (as applicable) have exceeded all of the performance objectives and criteria specified in Executive’s bonus plan for such year, whether or not such objectives actually have been achieved as of the Termination Date, which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date.
Notwithstanding the foregoing, Executive shall not be entitled to receive the Severance Payment or any payments pursuant to Sections 4(b)(iii)-(iv) (and Executive shall forfeit all rights to such payments) unless Executive has executed and delivered to the Company a general release substantially in form and substance as attached hereto as Exhibit A (the “General Release”), and such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) days of the Termination Date, and Executive shall be entitled to receive the Severance Payment and such payments pursuant to Section 4(b)(iii)-(iv) only so long as Executive has not breached any of the provisions of the General Release or Sections 5, 6 and 7 hereof

(a “Fundamental Breach”). If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:
(A)	To the extent any such cash payment to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment shall commence upon the first scheduled payment date immediately after the date the General Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made after the Release Effective Date shall continue as provided herein. The delayed payments shall in any event expire at the time such payments or benefits would have expired had such payments commenced immediately following Executive’s termination of employment.

(B)	To the extent any such cash payment to be provided is “deferred compensation” for purposes of Code Section 409A, then such payment shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made after the sixtieth (60th) day following Executive’s termination of employment shall continue as provided herein. The delayed payments shall in any event expire at the time such payments or benefits would have expired had such payments commenced immediately following Executive’s termination of employment.
Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (ii) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, if Executive is a “specified employee,” to the extent that welfare benefits to be provided to Executive pursuant to this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing health or welfare benefits that would not be required to be delayed if the premiums were paid by Executive, Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the end of Delay Period.
          (c) Termination by Death or Disability. In consideration of Executive’s agreement to be bound by the restrictive covenants set forth in Section 7 of this Agreement, if the Term is terminated due to Executive’s death or becoming Disabled, then Executive (or his estate or beneficiary) shall be entitled to:
          (i) payment from the Company of Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a));
          (ii) payment from the Company of any bonus amounts under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c));
          (iii) the greater of (A) the maximum bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined as if Executive, the Company and the Subsidiaries (as applicable) have exceeded all of the performance objectives and criteria specified in Executive’s bonus plan for such year, whether or not such objectives actually have been achieved as of the Termination Date, which amounts shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date, and (B) if Executive’s bonus plan has not been determined for the calendar year in which the Termination Date occurs, the maximum bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year that ended prior to the Termination Date, determined as if Executive, the Company and the Subsidiaries (as applicable) have exceeded all of the performance objectives and criteria specified in Executive’s bonus plan for such year, whether or not such objectives actually have been achieved as of the Termination Date, which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date (in either case, payable at the same time it would have been paid pursuant to Section 3(c);
          (iv) payment in respect of any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Term, and reimbursement of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date (in each case, payable in a lump sum within ten (10) business days after the Termination Date); and
          (v) payment from the Company of an amount equal to the cost of the premiums for continued participation in the Company’s group health, vision and dental plans for Executive and/or Executive’s dependents in accordance with COBRA for the period commencing on the Termination Date and ending on the earliest of (A) the date on which Executive’s COBRA period terminates or expires, (B) the date on which the Disability Severance Period expires, and (C) the date on which benefits have commenced under the

Company’s long-term disability program, if any (payable in monthly installments during and concurrently with Executive’s COBRA period); provided that if Executive’s COBRA period is terminated prior to expiration of the Disability Severance Period, then Executive shall be entitled to receive a lump sum payment within fifteen (15) calendar days after written notice of such termination or expiration from Executive to the Board in an amount equal to the cost of the premiums for continued health, vision and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA (assuming such continued insurance coverage remained available at the same monthly cost) for the period commencing on the date of such termination or expiration and ending on the date on which the Disability Severance Period expires.
In addition, if the Term is terminated due to Executive’s becoming Disabled (but, for the avoidance of doubt, not due to his death), then Executive (or his estate or beneficiary) shall be entitled to receive, during the period commencing on the Termination Date and ending on the earlier of (A) the date on which Executive becomes eligible for long-term disability benefits under any long-term disability program sponsored by the Company, and (B) six (6) months after the Termination Date (such period, the “Disability Severance Period”), continued installment payments of Executive’s Base Salary as in effect on the Termination Date, which shall be payable over the Disability Severance Period in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date, but in no event less frequently than monthly.
          (d) Other Termination. If the Term is terminated (i) by the Company for Cause or (ii) by Executive’s resignation without Good Reason, then the Company shall pay Executive (A) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a)), and (B) any bonus amount under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c)).
          (e) Interest. Without limiting the rights of Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company will pay interest on the amount thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
          (f) No Other Benefits. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or the Subsidiaries from and after the Termination Date, and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable from and after the Termination Date (other than vested retirement benefits accrued on or prior to the Termination Date, accrued life and disability insurance benefits or other amounts owing hereunder as of the Termination Date that have not yet been paid) shall cease upon the Termination Date, other than those expressly required under applicable law (such as COBRA).
          (g) No Mitigation. Executive is under no obligation to mitigate damages or the amount of any payment provided for under this Section 4 by seeking other employment or otherwise.
          (h) Right of Offset. The Company may offset any bona fide obligations that Executive owes Company or any of the Subsidiaries (which for the avoidance of doubt shall not include any unliquidated obligations or obligations to the extent Executive disputes in good faith the nature or amount thereof) against any amounts the Company or any of the Subsidiaries owes Executive hereunder; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section 409A.
          (h) Section 409A Compliance.
          (i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Company or any of the Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
          (ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term” or like terms shall mean “separation from service.”
          (iii) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.
          (iv) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
          (v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifteen (15) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     5. Confidential Information.
          (a) Protection of Confidential Information. Executive acknowledges that the continued success of Company and the Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted broadly to include, without limitation, all information that is (i) related to the Company’s or the Subsidiaries’ (including any of their predecessors’ prior to being acquired by the Company) current or potential business and (ii) is not generally or publicly known (including, without specific limitation, the information, observations and data concerning (A) acquisition opportunities in or reasonably related to the Company’s or the Subsidiaries’ business or industry, (B) identities and requirements of, contractual arrangements with and other information regarding the Company’s or the Subsidiaries’ employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers or other business relations and their confidential information, including, without limitation, patient records, medical histories and other information concerning patients (including, without limitation, all “Protected Health Information” within the meaning of the Health Insurance Portability and Accountability Act), and (C) internal business information and intellectual property of every kind and description of the Company and the Subsidiaries). Executive agrees that during the Term and for five (5) years thereafter, he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information, whether or not developed by Executive, without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order.
          (b) Use of Others’ Confidential Information. During the Term, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality. If at any time during his employment with the Company, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, then Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.
          (c) Third-Party Information. Executive understands that the Company and the Subsidiaries will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s and the Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or the Subsidiaries who need to know such information in connection with their work for the Company or the Subsidiaries) or use, except in connection with his work for the Company or the Subsidiaries, Third-Party Information unless expressly authorized by the Board in writing.
     6. Ownership of Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or the Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to, made or reduced to practice by Executive (whether alone or jointly with others) while employed by the Company or the Subsidiaries, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to the Company or such Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” to the maximum extent permitted under copyright laws, and the Company or such Subsidiary shall own all rights therein. To the extent any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Subsidiary all right, title and interest, including, without limitation, copyright, in and to such copyrightable work. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership by the Company or such Subsidiary (including, without limitation, execution and delivery of assignments, consents, powers of attorney and other instruments).
     7. Non-Compete; Non-Solicit.
          (a) Non-Compete. In further consideration of the compensation to be paid to Executive hereunder (including the benefits provided pursuant to Section 4), Executive acknowledges that during the course of his employment with the Company he has and shall become familiar with the Company’s and the Subsidiaries’ trade secrets and with other Confidential Information concerning the Company and the Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and the Subsidiaries, and, therefore, Executive agrees that, during the Term and for a period thereafter of twelve (12) months (the “Noncompete Period”), he shall not (i) directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that derives at least 25% of its gross revenue from the business of providing behavioral healthcare and/or related services or (ii) directly or indirectly manage, control, participate in, consult with or render services specifically with respect to any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (provided that, this clause (ii) shall not be construed to prohibit Executive from directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business activities with or for such business generally and, for the avoidance of doubt, not specifically with respect to such unit, division, segment or subsidiary), in each case, within any geographical area in which the Company and the Subsidiaries engage in such businesses; provided that Executive shall not be subject to the restrictions set forth in this Section 7(a) if the Term is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, Supervisor, employee, agent, consultant or otherwise). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
          (b) Non-Solicit. During the Term and for a period thereafter of twelve (12) months (the “Nonsolicit Period”), Executive shall not directly or indirectly through another Person (other than on behalf of the Company and the Subsidiaries) (i) induce or attempt to induce any employee or independent contractor of the Company or the Subsidiaries to leave the employ or services of the Company or the Subsidiaries, or in any way interfere with the relationship between the Company and the Subsidiaries and any employee or independent contractor thereof, (ii) hire or seek any business affiliation with any person who was an employee or independent contractor of the Company or the Subsidiaries at any time during the twelve (12) months prior to the Termination Date or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary or interfere with the relationship between any such customer, supplier, licensor or other business relation and the Company or any Subsidiary; provided that Executive shall not be subject to the restrictions set forth in this Section 7(b) if the Term is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive.
          (c) Non-Disparagement. Without limiting any other obligation of Executive pursuant to this Agreement, Executive hereby covenants and agrees that, except as may be required by applicable law, Executive shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of the Company or any of the Subsidiaries, during the Term and for a period of five (5) years thereafter (the “Non-Disparagement Period”). Without limiting any other obligation of the Company and/or the Company pursuant to this Agreement, the Company and the Company hereby covenant and agree that, except as may be required by applicable law, the Company and the Company shall cause their executive officers and members of their boards of directors or boards of managers, as applicable, not to make any statement, written or verbal, in any forum or media, or take any other action in disparagement of Executive, during the Term and the Non-Disparagement Period.
          (d) Blue-Pencil. If, at the time of enforcement of Section 5 or 6 or this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Executive hereby acknowledges and represents that he has either consulted with independent legal counsel regarding his rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein.
          (e) Additional Acknowledgments. Executive acknowledges that the provisions of Sections 5 and 6 and this Section 7 are in consideration of Executive’s employment with the Company, the benefits provided pursuant to Section 4, and other good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 5 and 6 and this Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of the Company and the Subsidiaries will be conducted throughout the United States and its territories and beyond, (y) notwithstanding the state of organization or principal office of the Company or any of the Subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that the Company and the Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and its territories and beyond, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where the Company and the Subsidiaries conduct business during the Term in furtherance of the Company’s business relationships. Executive agrees and acknowledges that the potential harm to the

Company and the Subsidiaries of the non-enforcement of any provision of Sections 5 and 6 and this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and either consulted with legal counsel of Executive’s choosing regarding its contents or knowingly and voluntarily waived the opportunity to do so, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and the Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical area.
          (f) Specific Performance. In the event of the breach or a threatened breach by Executive of any of the provisions of Section 5 or 6 or this Section 7, the Company and the Subsidiaries would suffer irreparable harm and that money damages would not be a sufficient remedy and, in addition and supplementary to other rights and remedies existing in its favor whether under this Agreement or under any other agreement, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period, the Nonsolicit Period or the Non-Disparagement Period, as applicable, shall be tolled until such breach or violation has been duly cured.
     8. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) except as previously disclosed to the Company in writing (a copy of each such agreement having been provided or made available to the Company prior to the date hereof or being publicly available on EDGAR as of the date hereof), Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has either consulted with independent legal counsel regarding his rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein.
     9. Section 280G. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive has received or may receive or is entitled to receive from the Company or any of its past, present or future predecessors, successors, parents, subsidiaries, affiliates and assigns, will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(l) of the Code and related regulations), such payments and/or benefits shall be paid or provided without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments would be increased by limitation or elimination of any amount payable hereunder, then the amount payable hereunder will be reduced to the extent necessary to maximize the Total After-Tax Payments.
     10. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of the Subsidiaries or any of their customers, suppliers or other business relations, (ii) conduct outside the scope of Executive’s duties and responsibilities under this Agreement that causes the Company or any of the Subsidiaries substantial public disgrace, disrepute or economic harm, (iii) repeated failure to perform duties consistent with this Agreement as reasonably directed by the Board, (iv) any willful act or knowing omission aiding or abetting a competitor, supplier or customer of the Company or any of the Subsidiaries to the disadvantage or detriment of the Company and the Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of the Subsidiaries, (vi) an administrative or other proceeding results in the suspension or debarment of Executive from participation in any contracts with, or programs of, the United States or any of the fifty states or any agency or department thereof, or (vii) any other material breach by Executive of this Agreement or any other agreement between Executive and the Company or any of the Subsidiaries, provided that in each of the foregoing cases, such event is not cured (if such event is reasonably curable) to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive.
          “Disabled” shall mean with respect to Executive that, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the absence of such plans, Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and the Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become Disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Good Reason” shall mean if Executive resigns his employment with the Company as a result of one or more of the following actions (in each case taken without Executive’s written consent): (i) a reduction in Executive’s Base Salary (other than as part of an across-the-board reduction that (A) results in a 10% or less reduction of Executive’s Base Salary as in effect on the date of any such reduction or (B) is approved by the Chief Executive Officer of the Company), (ii) a material diminution of Executive’s job duties or responsibilities inconsistent with Executive’s position, which shall include, without limitation, Executive’s removal from the position specified in Section 2(a): or (iii) any other material breach by the Company (or their successors) of this Agreement; provided that, none of the events described in clauses (i) through (iii) above shall constitute Good Reason unless Executive shall have notified the Company in writing describing the event which constitutes Good Reason within ninety (90) days after the occurrence of such event and then only if the Company and the Subsidiaries shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice and Executive elects to terminate his employment as a result at the end of such thirty (30) day period.
          “Person” shall mean an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, or other business entity, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or of which the Company serves as the managing member or in a similar capacity or of which the Company holds a majority of the partnership or limited liability company or similar interests or is otherwise entitled to receive a majority of distributions made by it, in each case directly or through one or more Subsidiaries.
          “Total After-Tax Payments” shall mean the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise) by the Company or any of its past, present or future predecessors, successors, parents, subsidiaries, affiliates and assigns, after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).
     11. Survival. Sections 4 through 27 (other than Section 24) shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Term.
     12. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by facsimile (with hard copy to follow), sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Robert Boswell
[REDACTED]
with copies (which shall not constitute notice) to:
Pepper Hamilton LLP
Oliver Street Tower
125 High Street
Boston, MA 02110
Attention: Matthew S. Gilman
Facsimile: 866-224-0916
Notices to the Company:
Acadia Healthcare Company, Inc.
725 Cool Springs Blvd., Suite 600
Franklin, TN 37067
Attention: Chief Executive Officer
Facsimile: 615-732-6315

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent by facsimile (subject to automatic proof of transmission), one day after being sent by overnight courier or three days after being mailed by first class mail, return receipt requested, as applicable.
     13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     14. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, the subject matter hereof in any way, including, without limitation, any prior employment agreement, by and between Executive and the Company or any of the Subsidiaries.
     15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     16. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     17. Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided that (i) this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees (but otherwise will not otherwise be assignable, transferable or delegable by Executive), and (ii) this Agreement will be assignable, transferable or delegable by the Company, without the consent of Executive, to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of the business or assets of the Company (none of which shall constitute a termination of Executive’s employment hereunder); provided that such successor expressly assumes and agrees to perform the Company’s obligations under this Agreement to the same extent, and in the same manner, as the Company would be required to perform if no succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to the Company.
     18. Choice of Law and Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the

State of Delaware. The parties agree that any dispute arising out of or relating to this Agreement, exclusively shall be brought in the state courts located in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee. Each party hereby waives any objection to the personal or subject matter jurisdiction and venue of such courts.
     19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
     20. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.
     21. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and the Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of the Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of the Subsidiaries or Executive’s ownership interest in the Company or any of the Subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity), as may be required to be deducted or withheld by any applicable law or regulation. In the event the Company or any of the Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and the Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive, or, if prior to the date when such withholding or deduction is required, Executive was informed in writing by the Company or such Subsidiary that such deductions or withholdings will not made and Executive failed to instruct the Company or such Subsidiary to make such withholding or deduction) with any interest, penalties and related expenses thereto.
     22. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
     23. Corporate Opportunity. During the Term, Executive shall submit to the Board all investment or business opportunities of which he becomes aware and which are within the scope and investment objectives of the Company or any of the Subsidiaries.
     24. Executive’s Cooperation. During the Term and for a period of six (6) months thereafter, Executive shall cooperate with the Company and the Subsidiaries in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by the Company or the Subsidiaries (including, without limitation, Executive being available to the Company and the Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company’ or any of the Subsidiaries’ request to give testimony without requiring service of a subpoena or other legal process, volunteering the Company and the Subsidiaries all pertinent information and turning over to the Company and the Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments), all at the Company’ or the Subsidiaries’ sole cost and expense. After the Term, if Executive is requested to engage or participate in any of the foregoing, then Executive will do so and the Company or the Subsidiaries shall compensate Executive for his time at an hourly rate of $250/hour.
     25. Delivery by Facsimile or PDF. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

     26. Indemnification and Directors and Officers Insurance.
          (a) During the Term and for a period of six (6) years thereafter, the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Executive against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the date hereof), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company (or the Company or any Subsidiary). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company shall pay the reasonable fees and expenses of counsel selected by Executive promptly after statements therefor are received, (ii) neither the Company nor any Subsidiary shall settle, compromise or consent to the entry of any judgment in any pending or threatened action to which Executive is a party (and in respect of which indemnification could be sought by Executive hereunder), unless such settlement, compromise or consent includes an unconditional release of Executive from all liability arising out of such action, or Executive otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) the Company and the applicable Subsidiaries shall cooperate in the defense of any such matter. In the event that any claim for indemnification is asserted or made within the Term or the six (6) year period thereafter, all rights of Executive to indemnification in respect of such claim shall continue until the final disposition of such claim. The rights of Executive under this Section 27(a) shall be in addition to any rights Executive may have under the organizational documents of the Company or any Subsidiary, under any law, or under any agreement of Executive with the Company or any Subsidiary.
          (b) During the Term and for a period of six (6) years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same or greater amount as for members of the Board.
     27. Legal Fees and Expenses.
          (a) Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement shall be paid by the party incurring such fees, costs or expenses.
          (b) In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement against any other party hereto (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding, will be reimbursed by the Claiming Party, and, if the Claiming Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Claiming Party in such Proceeding, will be reimbursed by the Defending Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Claiming Party and the Defending Party on an equitable basis. For purposes of this Section 28, and without limiting the generality of the foregoing, the Defending Party will be deemed to have prevailed in any Proceeding if the Claiming Party commences or threatens such Proceeding and (i) the underlying claim(s) in such Proceeding are subsequently dropped or dismissed, or (ii) the Defending Party defeats any such claim(s).

* * * * *
          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY: ACADIA HEALTHCARE COMPANY, INC.
By:	/s/ Joey A. Jacobs
	Name:	Joey A. Jacobs
	Its:	Chief Executive Officer

EXECUTIVE:
/s/ Robert Boswell
Robert Boswell

Schedule 2(b)
Other Activities
None.

EXHIBIT A
GENERAL RELEASE
     I, Robert Boswell, in consideration of and subject to the performance by Acadia Healthcare Company, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Employment Agreement, dated as of May 23, 2011 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.
     1. I understand that any payments or benefits paid or granted to me under Sections 4(b)(ii) through 4(b)(iv) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Sections 4(b)(ii) through 4(b)(iv) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.
     2. Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I executed this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Orders; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided that, this General Release shall not apply to or affect or impair (i) Claims for vested benefits pursuant to any Company employee benefit plan in which I was a participant prior to the termination of my employment with the Company; (ii) any Claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the termination of my employment with the Company; or (iii) any Claims that may arise for my indemnification under any directors and officers or similar insurance, or under the certificate of incorporation, bylaws, limited liability company agreement, certificate of formation and/or other applicable governing documents of the Company, its subsidiaries and/or affiliates.
     3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
     4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release). I acknowledge and agree that my separation from employment with the Company is in compliance with the terms of the Agreement and company policy and shall not serve as the basis for any Claim (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
     5. I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
     6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law.
     7. I represent that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.
     8. I agree that I will forfeit all amounts payable by the Company pursuant to Sections 4(b)(ii) through 4(b)(iv) of the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and upon the Company’s request return all payments theretofore received by me pursuant to Sections 4(b)(ii) through 4(b)(iv) of the Agreement.
     9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
     10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.
     11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
     12. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality and unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
[Signature Page Follows]

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON TO CONSIDER IT AND THE CHANGES MADE SINCE THE VERSION OF THIS GENERAL RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THIS GENERAL RELEASE SINCE EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

EXECUTIVE:
Date:
Robert Boswell